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                                                                    EXHIBIT 5.1


                                June 3, 1994


Rhodes, Inc.
4370 Peachtree Road
Atlanta, Georgia  30319

        RE:  Rhodes, Inc. --
             Form S-8 Registration Statement

Gentlemen:

        We have acted as counsel for Rhodes, Inc., a Georgia corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission. The Registration Statement relates to 62,272 shares of the Company's common stock, without par value ("Common Stock"), issued pursuant to the RHD Holding Corp. (predecessor of the Company) 1988 Stock Option Plan (the "1988 Stock Option Plan"), 700,000 shares of Common Stock issued or to be issued pursuant to the Company's 1991 Stock Option Plan (the "1991 Stock Option Plan"), 250,000 shares of Common Stock to be issued pursuant to the Company's 1994 Stock Purchase Plan (the "1994 Stock Purchase Plan") and 15,000 shares to be issued to certain directors pursuant to options granted under certain option agreements (the "Director Agreements").

        As such counsel, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinion hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

        This opinion is limited in all respects to the federal laws of the United States of America and the corporate law of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the

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Rhodes, Inc.
June 3, 1994
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matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

        Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the shares of Common Stock to be issued pursuant to the 1994 Stock Purchase Plan and upon the exercise of stock options ("Options") granted under the 1988 Stock Option Plan, the 1991 Stock Option Plan and the Director Agreements are duly authorized and, assuming (i) the Board of Directors takes no action after the date of this opinion that would cause the shares not to be duly authorized on the dates of exercise, (ii) on the dates of exercise, any Options not heretofore granted will have been duly granted in accordance with then-applicable law and the terms of the 1991 Stock Option Plan, and (iii) no change occurs in the applicable law or the pertinent facts, then, when such shares are issued pursuant to (a) the 1994 Stock Purchase Plan against payment therefor as provided in the 1994 Stock Purchase Plan or (b) any Options upon exercise in accordance with their terms and the terms of the 1988 Stock Option Plan, the 1991 Stock Option Plan or any Director Agreement, as applicable, against payment therefor as provided in such Options or the 1988 Stock Option Plan, the 1991 Stock Option Plan or any Director Agreement, as applicable, such shares of Common Stock so issued will be validly issued, fully paid and nonassessable.

        We consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                         Very truly yours,



                                         KING & SPALDING